Exhibit 99.3

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, AUGUST 22, 2008, UNLESS STANDARD PACIFIC CORP. EXTENDS THE RIGHTS OFFERING (SUCH TIME AND DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS OFFERING, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

August 4, 2008

Dear Stockholder:

This letter is being delivered by Standard Pacific Corp. (“Standard Pacific”) to all holders of record of shares of its common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., New York City time, on July 28, 2008 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights to subscribe for and purchase shares of Common Stock (the “Rights”). The Rights, the Rights Offering and Common Stock are described in the enclosed prospectus supplement and the accompanying prospectus (collectively, the “Prospectus”). Your Rights are evidenced by the enclosed subscription rights certificate (the “Rights Certificate”) registered in your name(s). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

In the Rights Offering, Standard Pacific is offering an aggregate of approximately 50,000,000 shares of Common Stock, as described in the Prospectus. Each Right will allow you to subscribe for 0.68523554 shares of Common Stock at a subscription price of $3.05 per full share (the “Subscription Price”). Holders will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of their exercise of Rights pursuant to the Rights Offering. For example, if you owned 75 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, you would receive 75 Rights and would have the right to purchase 51.3926655 shares of Common Stock. Because fractional shares of Common Stock will not be issued in the Rights Offering, you would be entitled to purchase 51 shares of Common Stock in the Rights Offering.

We have enclosed copies of the following documents:

1.	The Prospectus;

2.	Your Rights Certificate;

3.	Instructions as to Use of Standard Pacific Corp. Subscription Rights Certificates;

4.	A Notice of Guaranteed Delivery for Rights Certificates Issued by Standard Pacific;

5.	A return envelope addressed to Mellon Bank N.A., the Subscription Agent for the Rights Offering; and

6.	Notice of Important Tax Information.

To exercise the Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), with payment of the Subscription Price for each share of Common Stock subscribed for, to the Subscription Agent at or prior to the Expiration Time, as described in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery, with payment of the full Subscription Price, including final clearance of any checks, at or prior to the Expiration Time. Rights not exercised at or prior to the Expiration Time will expire and will be void and no longer exercisable.

Please note that if you are outside the United States, the subscription agent will not mail a Rights Certificate to you, and you must not attempt to exercise any Rights unless you comply with the terms set forth in the Prospectus. You may exercise your Rights if, on or prior to 11:00 a.m., New York City time, on August 19, 2008, three business days prior to the Expiration Time, you provide evidence satisfactory to Standard Pacific, such as a legal opinion from local counsel, that it is lawful for you to receive and exercise the Rights. See the section in the Prospectus captioned “This Rights Offering—Foreign and Other Stockholders” for further information.

Rights may be transferred or assigned and the New York Stock Exchange (the “NYSE”) has informed us that the Rights will be traded on the NYSE under the symbol “SPF RT” beginning on or about August 5, 2008. You may sell your Rights through the Subscription Agent, in which case, you must deliver your properly executed Rights Certificate, with appropriate instructions, to the Subscription Agent by 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the Expiration Time.

Additional copies of the enclosed materials may be obtained from The Altman Group, the information agent for the Rights Offering (the “Information Agent”). The Information Agent’s telephone number is (866) 864-4946 (or (201) 806-7300 for banks and brokerage firms). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Standard Pacific Corp.

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